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                       EXCLUSIVE DISTRIBUTION AGREEMENT


THIS AGREEMENT, made by and between Safari Associates, Inc., having its principle office at No. 64 Edson Street, Amsterdam, New York 12010 hereinafter referred to as Safari and Archangel International, Inc., having its principle office at No. 314 South Route 94, Warwick, New York 10990, hereinafter referred to as Archangel.

                                WITNESSETH:

WHEREAS, Safari manufactures a synthetic material under the trademark Molecuthane(tm) and

WHEREAS, Molecuthane(tm) has special characteristics that makes it a superior material for the purpose of shock absorption; and

WHEREAS, Archangel is a manufacturer of body armor including but not limited to bullet proof vests; and

WHEREAS, Archangel is desirous of incorporating Molecuthane(tm) inserts in its body armor for the purpose of reducing blunt force trauma; and

 WHEREAS, Archangel is desirous of obtaining exclusive worldwide distribution rights of Molecuthane(tm) inserts for body armor;

WHEREAS, Safari is desirous of appointing Archangel its exclusive worldwide distributor of Molecuthane(tm) inserts for use with body armor.

1.    APPOINTMENT.   Safari hereby appoints Archangel for the term of three
years and four months commencing from the date hereof as its exclusive worldwide distributor of Molecuthane(tm) inserts for body armor.

2.    BEST EFFORTS.   Archangel agrees to devote in the future such of its
time and efforts in the promotion and sale of Molecuthane(tm) inserts for body armor as is required or necessary to the efficient performance of the aims and business of the exclusive distributorship.

3.    TERM.   The term of this Agreement is three years plus four months or plus the time it takes for Safari to manufacture its first production piece; whichever is longer. The term is broken down into three periods, as follows:
From the date hereof and for one year increased by four months or the date of Safari's manufacture of the first production piece, if later than four months; renewal of twelve months and a second renewal of twelve months. The reason for the first period being one year plus at least four months is that Safari will require approximately four months to establish production for the number of Molecuthane(tm) inserts required for it to produce pursuant to this Agreement.


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4.    MINIMUMS.   In order for Archangel to retain its exclusive
distributorship hereunder, it must order 100,000 Molecuthane(tm) inserts during the first period as described in Paragraph "3" hereof with an increase each year thereafter during the term of this Agreement of 10% over the prior period.

5.    RELATIONSHIP OF PARTIES.   This agreement shall not be deemed or
construed as creating a partnership between or among the parties. This agreement does not constitute Archangel as the agent or legal representative of Safari. Except as set forth herein, Archangel is not granted any right or authority to assume or to create any obligation or responsibility, expressed or implied, on behalf of or in the name of Safari or to bind Safari in any manner or thing whatsoever.

6.    PRODUCT CONFIGURATION.   Archangel has tested Safari's shoulder recoil
pad and has found that its performance as an insulator against blunt force trauma when used as an insert with its body armor makes it invaluable in the reduction of blunt force trauma. Archangel has designed two different configurations in which the Molecuthane(tm) used in the shoulder recoil pad should be produced in order to be used with most body armor. The two configurations and sizes are shown on exhibits 1 and 2 annexed hereto and made a part hereof. Safari agrees within the next four months to produce the molds necessary and set up the production equipment needed to meet the minimums established in paragraph "4 hereof.

7.    PAYMENT.   Unless an exception is made in writing signed by the parties hereto, Archangel shall pay for Molecuthane(tm) body armor inserts within 30 days from the date of shipment by Safari to Archangel or a place designated by Archangel. The price of each insert shall be $100.00 F.O.B. Safari's plant in Indiana or Amsterdam, New York, whichever is greater. It is understood that the Molecuthane(tm) body armor inserts will be manufactured in Indiana but that said inserts may be packaged in Amsterdam, New York. Safari reserves the right to manufacture said Molecuthane(tm) body armor inserts in a plant located somewhere other than Indiana. If Safari decides to manufacture in a plant located in a place other than Indiana, the price for Molecuthane(tm) body armor inserts will be F.O.B. said location as hereinbefore set forth for Indiana or Amsterdam. Safari recognizes that Archangel may be selling to agencies of the United States government and that special credit arrangements may have to be made with regard to such sales. Safari also recognizes that sales may be made to customers outside the United States. Both parties recognize that special payment arrangements will have to be made with regard to such sales.

8.    DELIVERY COSTS.   Safari shall deliver the Molecuthane(tm) body armor
inserts on board cars or other means of transportation at such points of origin as Safari may elect, it being agreed that title to the Molecuthane(tm) body armor inserts shall pass to Archangel at that time and place and all risk and responsibility thereafter shall be in Archangel. Safari agrees that Archangel may designate the carrier to be used to make deliveries.


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9.    EXPENSES, LOSSES, AND DAMAGES.   Archangel shall at all times save
harmless and indemnify Safari from all losses, damages, debts, and liabilities incurred by Archangel in the sale of the Molecuthane(tm) body armor inserts, save and excepting costs, damages, or expenses arising from any action or proceeding brought against Archangel on account of or in respect to the title of Safari to the Molecuthane(tm) product and save and excepting Archangel's right to sell and advertise the same on Safari's behalf.

10.    INTERRUPTION OF DELIVERIES.   All orders shall be filled by Safari with
reasonable promptness. However, in case of fire, riots, strikes or accidents or other conditions whether or not similar in character to those specifically named, which unavoidably stop the making of deliveries, deliveries contracted for may be cancelled or partially cancelled as the case may require upon written or telegraphic notice to Archangel. Such interruption of deliveries however, shall not invalidate the remainder of this agreement but upon removal of the cause of the interruption deliveries shall be continued as before.

11.    TRADEMARKS.   Molecuthane(tm) body armor inserts must be advertised and
sold by Archangel under Safari's trademark(s).

12.    ADVERTISING.   All advertising or promotional pieces shall be submitted
by Archangel to Safari at least 5 business days before use. If Safari objects to any such advertising or promotional piece within 5 business days after receiving same, then Archangel may not use same. Safari agrees to use reasonable commercial judgment before objecting to any such advertising or promotional piece and in the event that it does not so object then Archangel shall be free to use such advertising or promotional piece as it sees fit.

13.    EXCLUSIVE DISTRIBUTORSHIP.   Safari shall not at any time during the
term of this agreement, without the previous consent in writing of Archangel, sell or supply to any other person, firm or corporation any Molecuthane(tm) body armor inserts, or appoint any other agent or dealer to sell Molecuthane(tm) body armor inserts. It is understood and agreed that Safari will have the Molecuthane(tm) body armor inserts on its web site and may but is not obligated to make other efforts to aid Archangel in its sale of said Molecuthane(tm) body armor inserts.

14. It is specifically understood and agreed that Archangel will attempt to sell Molecuthane(tm) body armor inserts to other manufacturers and/or distributors and dealers of body armor.

15.    CONTINUATION.   This agreement will be considered automatically
extended for successive one year terms so long as Archangel meets the minimum sales quota established in paragraph "3" hereof and is not in default of payment terms set forth herein.


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16.    TERMINATION.   In the event of the termination of this agreement,
Safari agrees to deliver on all orders placed by Archangel prior to the effective date of said termination.

17.    SUBDEALERS; AUTHORITY.   Archangel, with the consent of Safari, which
consent will not be unreasonably withheld, shall have the right to sublicense, appoint, establish, train, supervise and control advertisers, subdealers, distributors, wholesalers and selling agents to assist Archangel in the promotion, sale and distribution of the Molecuthane(tm) body armor inserts for as long as this agreement shall continue and Safari shall not appoint any other dealer for such product. Further, Safari specifically agrees to:

       (a) Permit Archangel to represent itself as the exclusive distributor for Molecuthane(tm) body armor inserts and to use Safari's service marks, trademarks, trade names and logotypes on stationery, business cards, advertising, merchandise, signs and literature.

       (b)   Supply Archangel with leads it may receive from prospects.

18.    PERFORMANCE BY DISTRIBUTOR.   As part of this Agreement, Archangel
agrees:

       (a) To faithfully, fully and completely perform its responsibilities as described herein and to make payment to Safari of all bills, invoices and other obligations promptly, when due, as set forth in paragraph "7" hereof.

       (b) To make no unauthorized promises, representations or commitments in furtherance of this Agreement.

       (c)   To aggressively promote the Molecuthane(tm) body armor inserts.

19.    INDEMNIFICATION.   Both parties shall indemnify and hold the other
harmless from any claims, demands, liabilities, actions, suits or proceedings asserted or claimed by third parties and arising out of the operation of their business. This indemnification shall not apply, however, to any indemnity whose own act or omission has given rise to any such claim, demand, liability, action, suit or proceeding.

20.    COMPETITION.   Neither of the parties nor their principals shall during
the term of this agreement engage in any activities which may reasonably be deemed to compete with the business of the other party, without the expressed consent in writing of the other party.

21.    NOTICES.   All notices provided for herein shall be in writing, and
shall be sent by certified mail to the parties at the address set forth below or to such other address as either party may designate in writing to the other from time to time:


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                         If to Safari:       Mr. Morton Berger
                                             64 Edson
                                             Amsterdam, NY  12010

                         If to Archangel:    Mr. Walter Dubuque
                                             314 South Route 94
                                             Warwick, NY  10990

22.    WAIVER.   Failure of either party or the beneficiary of any provision hereunder, to enforce any of the provisions of this agreement shall not constitute a waiver of its rights or of the other party's default, if any.

23.    ARBITRATION.   The parties agree that any disputes that arise under
this agreement shall be settled by binding arbitration under the rules of the American Arbitration Association. In the event of arbitration each party will pay all of their own costs and expenses in accordance with the rules of the American Arbitration Association. It is further agreed that any such arbitration shall take place in the State of New York and any arbitration award resulting from such proceedings may be enforced in any court of proper jurisdiction in New York.

24.    MODIFICATION.   This agreement constitutes the entire agreement of the
parties and may not be modified, except in writing, executed by authorized officers of the parties.

25.    APPROVAL.   The persons executing this agreement on behalf of Safari
and Archangel hereby represent that they are authorized to do so by a resolution of the governing body of the same adopted at a properly called meeting thereof at which a quorum was present and that such authority has not been rescinded nor amended in any particular and remains in full force and effect.

26.    GOVERNING LAW.   This agreement shall be construed and enforced in
accordance with the laws of the State of New York, and nothing herein contained shall be construed as doing business in any other state.

27.    SEPARABILITY.   If any provision of this agreement in any way
contravenes the laws of New York, such provision shall be deemed not to be a part of this agreement in that jurisdiction, and the parties agree to remain bound by all remaining provisions.

28.    PRIOR AGREEMENTS.   This agreement terminates and supersedes any prior
agreements of the parties.


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IN WITNESS WHEREOF, the parties hereto have hereunto affixed their names and seals this 9th day of November, 2001.


Safari Associates, Inc.                   Archangel International, Inc.


  /s/ Morton Berger                         /s/ Walter Dubuque
_________________________________         __________________________________
By:  Morton Berger                        By: Walter Dubuque





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